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EXHIBIT 4.2

EXERCISABLE ON OR BEFORE 5:00 P.M., EDT, ON            ,                         , 2004,
UNLESS EXTENDED BY THE COMPANY (THE "EXPIRATION TIME")

Control No.	Basic Subscription Privilege Shares Available

PRECISION OPTICS CORPORATION, INC.
SUBSCRIPTION RIGHTS FOR COMMON STOCK
FOR HOLDERS OF RECORD ON JUNE 7, 2004 (THE "RECORD DATE")

Dear Stockholder:

IN ORDER TO EXERCISE YOUR RIGHTS, YOU MUST COMPLETE BOTH SIDES OF THE TEAR OFF CARD.

        Precision Optics Corporation, Inc., a Massachusetts corporation (the "Company"), is conducting a rights offering, which entitles the holders of common stock, par value $.01 per share ("Common Stock"), of the Company to receive a subscription right for each share of Common Stock held by them at the close of business on the Record Date. Each right entitles holders to subscribe for three shares of Common Stock of the Company (the "Basic Subscription Privilege") at the subscription price of $1.00 per share or a total subscription price of $3.00 for all three shares (the "Subscription Price"). As the registered owner of this Subscription Rights Certificate below, you are entitled to subscribe for the number of shares of Common Stock shown above pursuant to the Basic Subscription Privilege at the Subscription Price and upon the other terms and conditions specified in the prospectus relating thereto. If you subscribe for all of the shares available pursuant to your Basic Subscription Privilege, you are also entitled to purchase at the Subscription Price any number of additional shares that are not purchased by other rightsholders pursuant to their Basic Subscription Privilege, subject to proration as set forth in the prospectus (the "Oversubscription Privilege").

THIS SUBSCRIPTION RIGHTS CERTIFICATE AND THE RIGHTS HEREUNDER ARE NON-TRANSFERABLE.

        Payment of Shares:    Full payment for both Basic Subscription Privilege and Oversubscription Privilege shares must accompany this subscription or by the Expiration Time if you are utilizing the notice of guaranteed delivery method (please see the prospectus for the notice of guaranteed delivery method). Please reference your Subscription Rights Control Number shown above on your check, money order or notice of guaranteed delivery.

VOID IF NOT RECEIVED BY THE SUBSCRIPTION AGENT BEFORE 5:00 P.M. EDT ON THE EXPIRATION DATE

Control No.	Rights Represented by this Subscription Rights Certificate Basic Subscription Privilege Shares Available

PRECISION OPTICS CORPORATION, INC.
SUBSCRIPTION RIGHTS FOR COMMON STOCK
FOR HOLDERS OF RECORD ON JUNE 7, 2004 (THE "RECORD DATE")
(Complete appropriate lines and section on reverse side of this form)

        The registered owner of this Subscription Rights Certificate named below is entitled to the number of subscription rights shown above. Each right entitles the registered owner to subscribe for three shares of Common Stock of the Company (the "Basic Subscription Privilege") at the subscription price of $1.00 per share or a total subscription price of $3.00 for all three shares (the "Subscription Price"). You are entitled to subscribe for the number of shares of Common Stock shown above pursuant to the Basic Subscription Privilege at the Subscription Price and upon the other terms and conditions specified in the prospectus relating thereto. If you subscribe for all of the shares available pursuant to your Basic Subscription Privilege, you are also entitled to purchase at the Subscription Price any number of additional shares that are not purchased by other rightsholders pursuant to their Basic Subscription Privilege, subject to proration as set forth in the prospectus (the "Oversubscription Privilege").

        Payment of Shares:    Full payment for both Basic Subscription Privilege and Oversubscription Privilege shares must accompany this subscription or by the Expiration Time if you are utilizing the notice of guaranteed delivery method (please see the prospectus for the notice of guaranteed delivery method). Please reference your Subscription Rights Control Number shown above on your check, money order or notice of guaranteed delivery.

To subscribe for your Basic Subscription Privilege please complete line "A" on the card below.

Example:

100 shares = 100 rights

100 rights multiplied by 3 shares = 300 shares

The maximum number of shares available under Basic Subscription Privilege would be 300

A. 300 × $1.00 = (No. of shares)	$300

To subscribe for any shares pursuant to the Oversubscription Privilege, please complete line "B" below.

Please Note:    The Oversubscription Privilege can be exercised only if the Basic Subscription Privilege is exercised to the fullest extent possible.

Payment of Shares:    Full payment for both Basic Subscription Privilege and Oversubscription Privilege shares must accompany this subscription or by the Expiration Time if you are utilizing the notice of guaranteed delivery method (please see the prospectus for the notice of guaranteed delivery method). Please reference your Subscription Rights Control Number on your check, money order or notice of guaranteed delivery.

        If the aggregate Subscription Price paid by a holder is insufficient to purchase the number of shares of Common Stock that the holder indicates are being subscribed for, or if a holder does not specify the number of shares of Common Stock to be purchased, then the holder will be deemed to have exercised first, the Basic Subscription Privilege (if not already fully exercised) and second, the Oversubscription Privilege to purchase shares of Common Stock to the full extent of the payment rendered. If the aggregate Subscription Price paid by a holder exceeds the amount necessary to purchase the number of shares of Common Stock for which the holder has indicated an intention to subscribe, then the holder will be deemed to have exercised first, the Basic Subscription Privilege (if not already fully exercised) and second, the Oversubscription Privilege to the full extent of the excess payment tendered.

Expiration Date                        (unless extended)

PLEASE FILL IN ALL APPLICABLE INFORMATION

To:	EquiServe Attention: Corporate Actions
	By Mail: P.O. Box 859208 Braintree, MA 02185	By Facsimile: (781) 575-4826 With the original Subscription Rights Certificate to be sent by mail, hand or overnight courier. Confirm facsimile by telephone to (781) 575-4816
	By Overnight Courier: 161 Baystreet Drive Braintree, MA 02184	By Hand: Securities Transfer and Reporting Services, Inc. c/o EquiServe 100 Williams St. Galleria New York, NY 10038
A.	Basic Subscription Privilege (1 Right = 3 Shares)	x (No. of Shares)	$1.00 (Purchase Price)	= $
B.	Oversubscription Privilege	x (No. of Shares)	$1.00 (Purchase Price)	= $	(1)
(1)	The Oversubscription Privilege can be exercised only if the Basic Subscription Privilege is exercised to the fullest extent possible.
C.	Amount of Check Enclosed (or amount in Notice of Guaranteed Delivery)			= $

TO SUBSCRIBE: I hereby irrevocably subscribe for the number of shares of Common Stock indicated as the total of A and B hereon upon the terms and conditions specified in the prospectus relating thereto, receipt of which is acknowledged.
Signature(s) of Subscriber(s) Address if other than shown on front
If permanent change of address, check here ☐
Please give your telephone number: ( )
Please give your e-mail address:

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  EXHIBIT 4.2